EXHIBIT 99.1

CytRx Reports 2014 Second Quarter Financial Results

Company Maintains Strong Balance Sheet; Anticipates Multiple Clinical Milestones in Second Half of 2014

LOS ANGELES – August 6, 2014 – CytRx Corporation (CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three months ended June 30, 2014, and also provided an overview of recent accomplishments and upcoming milestones for its clinical development programs.

“We advanced the aldoxorubicin program in the second quarter of 2014 with important data presentations at AACR and ASCO, two of the most significant medical meetings in oncology,” said Steven A. Kriegsman, CytRx President and CEO.  “We continue to see promising clinical results from aldoxorubicin in soft tissue sarcoma (STS) and both the completed Phase 1b/2 and Phase 2b clinical data build upon the growing body of scientific evidence supporting our pivotal global Phase 3 clinical trial in second-line STS, which is underway.”

Mr. Kriegsman added:  “Looking ahead to the remainder of 2014, we remain on track to report initial overall survival (OS) results from the ongoing global Phase 2b clinical trial of aldoxorubicin as a first-line treatment for STS.  We have also made great progress in our efforts to open our laboratory in Freiburg, Germany to conduct discovery and translational research to create new drug candidates that utilize novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, and then concentrate drug in tumors.  The work done at our laboratory, which is expected to officially open on October 1, will generate new product candidates that will form the basis of the future drug pipeline of CytRx. We have accelerated this process by working with an established contract manufacturing company, to create our initial prototype molecules even before our laboratory officially opens.”

Second Quarter 2014 and Recent Highlights

Added to the Russell 3000® and Russell 2000® Indexes.   In June, CytRx was added to the Russell 3000® and Russell 2000® Indexes when the Russell Investment Group completed the annual reconstitution of its family of U.S. indexes.

Reported Updated Results from Phase 2b Trial of Aldoxorubicin in Soft Tissue Sarcoma in an Oral Presentation at the 2014 ASCO Annual Meeting.   In June, in an oral presentation at ASCO, CytRx reported updated results from its ongoing multicenter, randomized, open-label global Phase 2b clinical trial investigating the efficacy and safety of aldoxorubicin compared with doxorubicin as first-line therapy in subjects with metastatic, locally advanced or unresectable STS.  The updated trial results demonstrated that aldoxorubicin significantly increases progression-free survival (PFS), PFS at 6 months, overall response rate (ORR) and tumor shrinkage, compared to doxorubicin, the current standard-of-care, as a first-line treatment in patients with STS.  The data trended in favor of aldoxorubicin for all of the major subtypes of STS.

Reported Final Phase 1b/2 Progression-Free Survival and Overall Survival Aldoxorubicin Data in Second-Line Soft Tissue Sarcoma.  In May, CytRx reported updated PFS and OS results from its completed Phase 1b/2 clinical trial of aldoxorubicin in patients with advanced STS.  Data from the Phase 1b/2 trial demonstrated that aldoxorubicin administered at its maximum tolerated dose (350mg/m2) showed a substantial increase in median PFS in patients with advanced STS (n=13).  Partial responses were observed in 5 of 13 patients (38%) and stable disease was observed in 6 of 13 patients (46%).  Median PFS of 6.4 months was initially reported at ASCO 2013 and ESMO 2013; in the final reported data, observed median PFS had nearly doubled to 11 months, and median OS was 17 months.  Notably, following 8 cycles of aldoxorubicin, two patients experienced no progression of disease for 23 and 15 months, respectively, despite no further treatment.  Aldoxorubicin was generally well tolerated with no observed cardiotoxicities and no drug-related deaths.

Hosted Research and Development Day.  In May, CytRx hosted its first Research and Development Day at the Harvard Club in New York City.  Members of the CytRx leadership team provided overviews of the Company’s development program for its lead product candidate, aldoxorubicin, and its Albumin-Binding Anti-Cancer Drug Platform.  The event was attended by analysts and institutional investors and included presentations by, and a panel discussion with, key opinion leaders in oncology and sarcoma, including Daniel Von Hoff, MD, FACP, Physician in Chief and Director of the Translational Genomics Research Institute (TGEN) in Phoenix, Arizona, and Sant Chawla, MD, FRACP, the principal investigator for CytRx’s pivotal, global Phase 3 trial of aldoxorubicin for second-line treatment of STS.

Reported Positive Updated Preclinical Data from a Model of Human Glioblastoma at AACR 2014.  At the 2014 American Association for Cancer Research (AACR) Annual Meeting in April, CytRx presented updated preclinical study results which demonstrated that aldoxorubicin significantly increased survival almost 2 ½ fold compared with doxorubicin treatment in an in vivo xenograft tumor model employing growth of human glioblastoma multiforme (GBM) tumors in mouse brains. Aldoxorubicin, but not doxorubicin, also demonstrated preferential accumulation and prolonged retention in the tumor tissue. These data, combined with aldoxorubicin’s favorable safety profile, support the current evaluation of aldoxorubicin as a potential treatment for patients with GBM tumors.

Upcoming Milestones

•	Initiate a global Phase 2b clinical trial of aldoxorubicin as a second-line treatment for small cell lung cancer (SCLC) in the second half of 2014

•	Announce initial OS results from the ongoing global Phase 2b clinical trial of aldoxorubicin as a first-line treatment for STS in the second half of 2014

•	Open our drug discovery laboratory in Freiburg, Germany in October, 2014

•	Announce preliminary results from the ongoing Phase 2 clinical trial of aldoxorubicin in glioblastoma multiforme in the coming year

•	Announce preliminary results from the ongoing Phase 2 clinical trial of aldoxorubicin in Kaposi’s Sarcoma in the second quarter of 2015

•	Complete enrollment in the ongoing pivotal global Phase 3 clinical trial of aldoxorubicin as a second-line treatment for STS in the second half of 2015

•
Expand the oncology pipeline by developing 1-2 drug candidates that utilize novel linker technologies that couple chemotherapeutic agents and proteins either inside the body or externally, and then concentrate drug in tumors in the second quarter of 2015

Second Quarter 2014 Financial Results

CytRx reported cash, cash equivalents and short-term investments of $102.5 million as of June 30, 2014.

Net loss for the three months ended June 30, 2014 was $15.7 million, or $0.28 per share, compared with a net loss of $3.4 million, or $0.11 per share, for the three months ended June 30, 2013.  The Company recognized a loss of $2.5 million as compared to a gain of $2.9 million for the three-month periods ended June 30, 2014 and 2013, respectively, on the valuation of warrant derivative liabilities related to warrants issued in August 2011 and July 2009.  The Company did not recognize revenue for the second quarter of 2014, compared to $0.2 million in recognized license revenue in the second quarter of 2013.

Research and development (R&D) expenses were $10.4 million for the second quarter of 2014, and included development expenses of $9.3 million for aldoxorubicin.  The remaining $1.1 million of R&D expenses were primarily related to research and development support costs.  R&D costs were $4.6 million for the second quarter of 2013.

General and administrative (G&A) expenses were $2.9 million for the second quarter of 2014, compared with $2.0 million for the second quarter of 2013.  G&A expenses for the second quarter of 2014 included non-cash employee stock-compensation expense of $0.3 million, compared to $0.2 million for the same period in 2013.

About Soft Tissue Sarcoma (STS)

STS is an umbrella term for more than 50 subtypes of cancer that occur in the muscles, fat, blood vessels, tendons and other connective tissues in the body. Last year an estimated 38,000 new cases of soft tissue sarcoma were reported and more than 13,000 deaths were attributed to this cancer in the U.S. and Europe. Patients with metastatic, locally advanced or unresectable soft tissue sarcomas have a poor prognosis with progression-free survival of approximately 2 months to 4.6 months and median overall survival of approximately 9 months to 12 months. CytRx has been granted orphan drug designation by the FDA and EMEA for the treatment of patients with soft tissue sarcomas.

About Glioblastoma

Glioblastoma is the most common and most malignant brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually. Despite surgical resection, radiotherapy and chemotherapy, the median survival after diagnosis is approximately 12 months to 14 months. Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood-brain barrier.

About Kaposi’s Sarcoma

Kaposi sarcoma is a cancer that causes lesions (abnormal tissue) to grow in the skin; the mucous membranes lining the mouth, nose, and throat; lymph nodes; or other organs. The lesions are usually purple and are made of cancer cells, new blood vessels, red blood cells, and white blood cells. Kaposi sarcoma is different from other cancers in that lesions may begin in more than one place in the body at the same time. KS remains the most common HIV-associated tumor worldwide.

About Aldoxorubicin

The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin. CytRx has initiated under a special protocol assessment a pivotal Phase 3 global trial with aldoxorubicin as a therapy for patients with soft tissue sarcomas whose tumors have progressed following treatment with chemotherapy, and recently announced that it has received approval from the FDA to continue dosing patients with aldoxorubicin until disease progression in that clinical trial. CytRx has initiated a Phase 2 clinical trial with aldoxorubicin in patients with late-stage glioblastoma (brain cancer), and a Phase 2 clinical trial in HIV-related Kaposi’s sarcoma. CytRx has completed a global Phase 2b clinical trial with aldoxorubicin as a first-line therapy for soft tissue sarcomas, a Phase 1b/2 clinical trial primarily in the same indication, a Phase 1b clinical trial of aldoxorubicin in combination with doxorubicin in patients with advanced solid tumors and a Phase 1b pharmacokinetics clinical trial in patients with metastatic solid tumors. CytRx plans to expand its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, based on novel linker technologies that can be utilized with multiple chemotherapeutic agents and may allow for greater concentration of drug at tumor sites. For more information about CytRx Corporation, visit www.cytrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical trials, the risk that any future human testing of aldoxorubicin might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 3 clinical development of aldoxorubicin, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

CYTRX CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$51,866,891	$11,483,112
Short-term investments	50,601,506	27,084,980
Receivables	1,597,594	117,527
Interest receivable	57,393	8,464
Prepaid expenses and other current assets	913,949	2,329,742
Total current assets	105,037,333	41,023,825
Equipment and furnishings, net	238,835	175,452
Goodwill	183,780	183,780
Other assets	121,898	116,998
Total assets	$105,581,846	$41,500,055
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities: Accounts payable	$3,801,005	$3,853,531
Accrued expenses and other current liabilities	6,750,958	2,802,833
Warrant liabilities	11,948,023	24,182,324
Total current liabilities	22,499,986	30,838,688

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 55,920,319 shares issued and outstanding at June 30, 2014; 42,116,964 shares issued and outstanding at December 31, 2013	55,922	42,118
Additional paid-in capital	373,003,698	289,426,100
Treasury stock, at cost (171,536 shares at June 30, 2014 and 143,796 shares at December 31, 2013)	(2,533,201)	(2,417,247)
Accumulated deficit	(287,444,559)	(276,389,604)
Total stockholders’ equity	83,081,860	10,661,367
Total liabilities and stockholders’ equity	$105,581,846	$41,500,055

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenue:
License revenue	$—	$200,000	$—	$200,000

Expenses:
Research and development	10,427,877	4,626,244	17,415,725	7,815,003
General and administrative	2,909,127	1,970,930	6,040,201	3,788,255
	13,337,004	6,597,174	23,455,926	11,603,258

Loss before other income (loss)	(13,337,004)	(6,397,174)	(23,455,926)	(11,403,258)

Other income (loss):
Interest income	89,377	35,564	160,015	75,822
Other income (loss), net	(3,243)	4,761	6,655	201,698
Gain (loss) on warrant derivative liability	(2,468,603)	2,933,707	12,234,301	838,487

Net loss	$(15,719,473)	$(3,423,142)	$(11,054,955)	$(10,287,251)

Basic and diluted net loss per share	$(0.28)	$(0.11)	$(0.21)	$(0.34)

Basic and diluted weighted-average shares outstanding	55,676,766	30,418,435	53,010,556	30,417,906

Investor Relations:
Argot Partners
Michelle Carroll
212.600.1902
michelle@argotpartners.com

Media:
Argot Partners
Eliza Schleifstein
973.361.1546
eliza@argotpartners.com

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
310-826-5648, x304
dhaen@cytrx.com